                                                                    Exhibit 7(x)

                                     Form of
                                LETTER AGREEMENT

________, 2005

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

Please be advised that Janus Adviser Series (the "Trust") has established Janus Adviser Orion Fund, Janus Adviser Small-Mid Growth Fund, Janus Adviser Contrarian Fund and Janus Adviser High-Yield Fund as new series of the Trust. Pursuant to Section 16 of the Custodian Contract dated June 29, 2000, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS ADVISER SERIES

By:
    -------------------------------------------------------
    Girard C. Miller, President and Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By: _______________________


Agreed to this _________________ 2005

cc: Bonnie M. Howe
    Rick Noyes
    Kelly Hagg